EXHIBIT 5.1
[Letterhead of Dorsey & Whitney LLP]
Otter Tail Corporation
215 South Cascade Street, Box 496
Fergus Falls, MN 56538-0496

Re:	Registration Statement on Form S-3 File No. 333-116206
Ladies and Gentlemen:
     We have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with the above-captioned Registration Statement on Form S-3, as amended by Amendment No. 1 thereto (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of securities of the Company to be offered from time to time, and a Prospectus Supplement dated September 19, 2008 to the Prospectus dated August 30, 2004 (together, the “Prospectus”) relating to the issuance by the Company under the Registration Statement of up to 5,175,000 shares (the “Shares”) of common stock, $5.00 par value (the “Common Stock”), of the Company, which includes up to 675,000 shares of Common Stock issuable solely for the purpose of covering overallotments, and the sale thereof pursuant to the Purchase Agreement, dated September 18, 2008 (the “Purchase Agreement”), by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Robert W. Baird & Co. Incorporated, J.P. Morgan Securities Inc., Banc of America Securities LLC, Wells Fargo Securities, LLC and KeyBanc Capital Markets Inc., as Representatives of the several Underwriters named in Schedule A thereto.
     For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered against payment therefor pursuant to the Purchase Agreement, will be validly issued, fully paid and non-assessable.
     Our opinions expressed above are limited to the laws of the State of Minnesota and the federal laws of the United States of America.

Otter Tail Corporation

     We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Legal matters” and “Validity of Securities” contained in the Prospectus.
Dated: September 24, 2008
Very truly yours,
/s/ Dorsey & Whitney LLP
GLT/CFS